EXHIBIT 10.33

MONOLITHIC POWER SYSTEMS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this "**Agreement**") by and between **Meera Rao** (the "**Employee**", "**Vice President of Finance, Corporate Controller**")) and Monolithic Power Systems, Inc. (the "**Company**"), is entered into as of **January 5, 2009**.

WHEREAS, subject to the Company's satisfaction of the result of the **Employee's** background check and the commencement of the "**Effective Date**" as defined in Section 2 below, the Company desires to employ the **Employee** and the **Employee** desires to accept employment with the Company on the terms and conditions set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement:

(a) "**Cause**" means (i) the **Employee's** failure to perform the duties or responsibilities of the **Employee's** employment, in any material respect, as reasonably required or directed by the Board of Directors of the Company (the "**Board**") or the Chief Executive Officer (the "**CEO**") or the Chief Financial Officer (the "**CFO**"), which failure is not cured within thirty (30) days following written notice to the **Employee** of the poor performance describing in reasonable detail the poor performance; (ii) the **Employee** personally engaging in illegal conduct that is detrimental to the Company; (iii) the **Employee** being convicted of or pleading *nolo contendere* to a felony or other crime involving moral turpitude; or (iv) the **Employee** committing a material act of dishonesty, fraud or misappropriation of property.

(b) "**Change in Control**" means the occurrence of (a) a change in the ownership of the Company, (b) a change in the effective control of the Company, or (c) a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined in Treasury Regulation Section 409A-3(i)(5), but only to the extent that such change also constitutes one or more of the following events:

(i) Any "**person**" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "**beneficial owner**" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;

(iii) A change in the composition of the Board occurring within a twelve (12) month period, as a result of which less than a majority of the directors are Incumbent Directors. "**Incumbent Directors**" means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination; or

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(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c) **"Disability"** means the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(d) **"Good Reason"** means, **Employee's** termination of employment within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of one or more of the following, without the **Employee's** written consent, (i) a material reduction by the Company in the **Employee's** base compensation as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material, adverse reduction in the **Employee's** authority, responsibilities or duties, as measured against the **Employee's** authority, responsibilities or duties immediately prior to such change; or (iii) a material change in the geographic location at which the **Employee** must perform services (that is, the relocation of the **Employee's** place of work to a facility or a location more than fifty (50) miles from the **Employee's** then-present work location), but only if such relocation results in an increased one-way commute of at least fifty (50) miles based on the **Employee's** primary residence at the time such relocation is announced. The Employee will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of notice of the event that the **Employee** believes constitutes "Good Reason" specifically identifying the acts or omissions constituting the grounds for [illegible]son and a reasonable cure period of not less than thirty (30) days following the date of such notice.

2. <u>Employment and Duties</u>. The **Employee** shall be appointed Vice President of Finance, Corporate Controller of the Company and report to the Company as of January 5, 2009 (**"Effective Date"**). The **Employee** shall report to the Sr. Vice President and CFO, and shall assume and discharge such responsibilities as are mutually agreed upon by the **Employee** and the CFO, and consistent with such office and position. The **Employee** shall perform faithfully the duties assigned to the **Employee** to the best of his or her ability.

3. <u>Compensation</u>.

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(b) Subject to approval by the Compensation Committee or the Non-Executive Stock Option Committee, the **Employee** shall be granted an option under the Company's 2004 Stock Option Plan entitling the **Employee** to purchase 70,000 shares of the Company's Common Stock with vesting over four years, as set forth more fully in the Stock Options Agreement therefore.

4. At-Will Employment. The Company and the **Employee** acknowledge that the **Employee's** employment is and shall continue at all times to be at-will, as defined under applicable law, meaning that either the **Employee** or the Company may terminate the **Employee's** employment at any time and for any reason without any liability therefore, except as expressly provided in this Agreement. If the **Employee's** employment terminates for any reason, the **Employee** shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

6. Termination for Cause and Voluntary Termination without Good Reason. In the event that the **Employee** resigns from the Company without Good Reason, or the Company terminates the **Employee's** employment for Cause, the **Employee** shall not receive any compensation or benefits under this Agreement on account of, or after, such termination, except as required by applicable law. The **Employee's** rights under any applicable Company benefit plans upon such termination shall be determined under the official terms of the respective benefit plans.

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9. Disability. In the event of the **Employee's** Disability, except as required by law, the Company may terminate the **Employee's** employment and no compensation or benefits will be paid or provided to the **Employee** under this Agreement. The **Employee's** rights under the Company's benefit plans shall be determined under the official provisions of such benefit plans.

10. Other Activities. The **Employee** shall devote substantially all of the **Employee's** working time and efforts to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to the **Employee** pursuant to this Agreement, except for vacations, holidays and sickness. However, to the extent that doing so does not materially interfere with the **Employee's** obligations to the Company, the **Employee** may devote a reasonable amount of the **Employee's** time to civic, community, or charitable activities and, with the prior written approval of the Company, serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph, but only to the extent that such businesses or activities are not competitive with the Company's actual or planned business activities.

11. Proprietary Information. During the period of employment and thereafter, the **Employee** shall not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of the **Employee's** employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company or any of its affiliates or subsidiaries. The **Employee** agrees to execute the Company's form of Proprietary Information Agreement, which is attached hereto as **Exhibit A** and incorporated herein by reference. The provisions of this Section 11 shall survive the termination of this Agreement and the **Employee's** employment with the Company.

12. Covenant Not to Solicit. Beginning with the date of the **Employee's** termination and until one (1) year thereafter, the **Employee** agrees that **Employee** will not:

(i) solicit any employee of the Company or any of its affiliates or subsidiaries for employment, or

(ii) interfere in any manner prohibited by applicable law with the contractual or employment relationship between the Company or any of its affiliates or subsidiaries and any employee of the Company or any of its affiliates or subsidiaries.

The provisions of this Section 12 shall survive the termination of this Agreement and the **Employee's** employment with the Company.

(a) delivered in full, or

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(b) delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the **Employee's** on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Any reduction in payments and/or benefits required by this Section 13 shall occur in the following order: (1) reduction of vesting acceleration of equity awards; (2) reduction of cash payments; and (3) reduction of other benefits paid or provided to the **Employee**. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the **Employee's** equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Unless the Company and the **Employee** otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company's independent public accountants (the "**Accountants**") whose determination shall be conclusive and binding upon the **Employee** and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the **Employee** shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The provisions of this Section 14 shall survive the termination of this Agreement and the **Employee's** employment with the Company.

14. Arbitration. Except as set forth in this Section 14, the Company and the **Employee** agree to resolve any disputes by binding arbitration. The Company and the **Employee** understand that this agreement to arbitrate covers all disputes that the **Employee** may have against the Company or its related entities or employees, including those that relate to the **Employee's** employment or termination of employment (for example claims of unlawful discrimination or harassment). The arbitration will be conducted by an impartial arbitrator experienced in employment law (selected from the JAMS panel of arbitrators) in accordance with JAMS' then-current employment arbitration rules (except as otherwise provided in this agreement). The Company and the **Employee** waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that they are giving up their right to a jury trial. The arbitrator's award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations. The COMPANY will pay any filing fee and the fees and costs of the arbitrator, unless the **Employee** initiates the claim, in which case the **Employee** only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the California. Each of the Company and the **Employee** shall be responsible for their own attorneys' fees and costs; however, the arbitrator may award attorneys' fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either the Company or the **Employee** from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers' compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in Santa Clara County, California, unless the parties agree otherwise. MR

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15. Former Employers. The **Employee** is not subject to any employment, confidentiality, or other agreement or restriction that would prevent the **Employee** from fully satisfying the **Employee's** duties under this Agreement or that would be violated if the **Employee** did so. Without the Company's prior written approval, the **Employee** promises that the **Employee** will not:

(a) disclose proprietary information belonging to a former employer or other entity without its written permission;

(b) contact any former employer's customers or employees to solicit their business or employment on behalf of the Company or its affiliates; or

(c) distribute announcements about or otherwise publicize my employment with the Company or its affiliates.

The **Employee** will indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because the **Employee** is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges the **Employee's** entering into this Agreement or rendering services pursuant to it.

16. Department of Homeland Security Verification Requirement. The **Employee** agrees to timely file all documents required by the Department of Homeland Security to verify the **Employee's** identity and the **Employee's** lawful employment in the United States. Notwithstanding any other provision of this Agreement, if the **Employee** fails to meet any such requirements promptly after receiving a written request from the Company to do so, the **Employee** agrees that the **Employee's** employment shall terminate immediately and that the **Employee** shall not be entitled to any compensation or benefits from the Company of any type.

17. Governing Law. To the extent not governed by U.S. federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

19. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the **Employee**, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed

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notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

20. Waiver etc. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

21. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

22. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

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The parties have executed this Agreement as of the date first above written.

MONOLITHIC POWER SYSTEMS, INC.

By: [signature]
Name: Michael Hsing
Title: President and CEO

"Employee"

By: [signature]
Name: Meera Rao

Date: 1/19/09

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MONOLITHIC POWER SYSTEMS, INC.
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) is made as of February 9, 2010, by and between Monolithic Power Systems, Inc. (the “Company”), and Meera Rao (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated January 5, 2009 (the “Agreement”).

WHEREAS, the Company and the Executive desire to amend the Agreement to (i) comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and (ii) to make certain other changes in light of Executive’s new position and greater responsibilities as a Section 16 Officer of the Company.

NOW, THEREFORE, the Company and the Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Executive.  All references in the Agreement to “Employee” shall be deemed to amended to refer instead to “Executive”.

2. Employment and Duties.  Section 2 of the Agreement, entitled “Employment and Duties,” is hereby amended to read in its entirety as follows:

“The Executive shall remain Vice President of Finance, Corporate Controller of the Company and report to the Company as of January 5, 2009 (“Effective Date”).  The Executive shall report to the Sr. Vice President and CFO, and shall assume and discharge such responsibilities as are mutually agreed upon by the Executive and the CFO, and consistent with such office and position.  The Executive shall perform faithfully the duties assigned to the Executive to the best of his or her ability.”

3. Compensation.  Sections 3 of the Agreement, entitled “Compensation,” is hereby amended to read in its entirety as follows:

“(a) In consideration of the Executive’s services, the Executive shall be paid a base salary at the rate of $230,000 per year during the period of employment, as increased, if at all, pursuant to the following sentence (the “Base Salary”), to be paid in installments in accordance with the Company’s standard payroll practices.  This Base Salary shall be reviewed for increases at least annually by the Compensation Committee on the same basis and at the same time as the Compensation Committee shall review the compensation of other executive officers of the Company including any review for the next fiscal year which has not yet occurred, but such increases are not guaranteed.

(b) Subject to approval by the Compensation Committee, the Executive shall, from time to time, receive equity awards under the Company’s 2004 Equity Incentive and such related grant agreements.

(c) The Executive shall participate in the Company bonus plan.  The Executive’s annual target bonus will be payable on (i) achievement of personal and company specific performance objectives and (ii) the date established in writing by the Board, CEO or the Compensation Committee of the Board, subject to the Executive’s continued Company employment through such payment date, except as otherwise specifically provided in this Agreement.”

4. Benefits.  Section 5 of the Agreement, entitled “Benefits” is hereby amended to read in its entirety as follows:

“The Executive, together with the Executive’s spouse and dependent children, if any, shall be permitted, to the extent eligible, to participate at the Company’s expense in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program to the extent that the Company determines that participation on such terms and conditions would not result in unintended tax consequences.  The Executive shall also be entitled to twenty (20) days of paid time off (PTO) or as otherwise agreed.”

5. Termination without Cause and Voluntary Termination with Good Reason. Section 7 of the Agreement, entitled “Termination without Cause and Voluntary Termination with Good Reason,” is hereby amended to read in its entirety as follows:

“7. Termination without Cause and Voluntary Termination with Good Reason. Subject to Section 12 below, if (i) the Company terminates the Executive’s employment without Cause or the Executive resigns from the Company for Good Reason, then subject to Section 7(c), the Executive shall receive severance payments and partially-accelerated vesting of certain equity grants (together the “Severance Benefits”) pursuant to sub-sections 7(a) and (b) below.

(a) Severance Payments. After the date of such termination, the Company shall, for a period of six (6) months following the date of such termination, (i) continue to pay the Executive at a rate based on the Executive’s then-current Base Salary and target annual bonus, in installments in accordance with the Company’s standard payroll practices (as in effect immediately prior to such termination), and (ii) pay the Executive and the Executive’s dependents’ COBRA premiums under all Company-sponsored group health plans (other than the Company’s Flexible Spending Account) that such individuals are enrolled in at the time of such termination (unless the Company determines in its sole discretion that such payment of COBRA premiums could result in the imposition of any additional tax on the Executive, in which case the Company will instead reimburse the Executive for the cost of the Executive’s and the Executive’s dependents’ COBRA premiums, with such reimbursements to be made within thirty (30) days of the date such premiums are made). In the event such termination occurs within one (1) year following a Change of Control, then such payments and benefits shall continue for a period of one (1) year after the date of such termination. Notwithstanding the foregoing, however, (A) payments and benefits under clauses (i) and (ii) shall terminate immediately upon the date the Executive commences to provide services to another entity for compensation, whether present or deferred, and the Executive shall provide the Company with written notice of the Executive’s acceptance of such a service provider position within three (3) days thereof and (B) benefits under subsection (ii) shall cease on the date that the Executive (or the Executive’s dependents, as applicable) ceases to be eligible for COBRA continuation coverage under the normal COBRA rules.

 (b) Vesting Acceleration. Effective on such termination, the Executive shall receive accelerated vesting equivalent to six (6) months of service beyond the date of Executive’s termination with respect to the shares subject to any grant of restricted stock or stock options (each, an “Equity Grant”) granted to the Executive, regardless of whether granted prior to, coincident with, or after, the Effective Date; provided, however, that in the event such termination occurs within one (1) year following a Change of Control, then one hundred percent (100%) of the remaining shares subject to each such Equity Grant shall become vested in full and the period during which the Executive is permitted to exercise (if applicable) any such Equity Grant shall be extended until the earlier of (i) ten (10) years from the date of grant, or (ii) the expiration date of such Equity Grant (as of the date of grant).

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payable to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

 (iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v) “Section 409A Limit” will mean the lesser of two (2) times: (A) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the Executive’s taxable year of the Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.”

6. Tax Provisions.  Section 13 of the Agreement, entitled “Tax Provisions,” is hereby amended to read in its entirety as follows:

“13. Tax Provisions.  In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by the Executive, would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall receive a payment from the Company sufficient to pay the Excise Tax, less applicable tax withholding.  The payment of any additional excise tax and federal and state income, employment or other taxes arising from the payment made by the Company to the Executive pursuant to the previous sentence shall be the sole responsibility of the Executive.  The Company shall pay any amount as soon as reasonably practicable, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.  Unless the Company and the Executive otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The provisions of this Section 13 shall survive the termination of this Agreement and the Executive’s employment with the Company.”

7. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

8. Entire Agreement. Section 18 of the Agreement, entitled “Entire Agreement,” is hereby amended to read in its entirety as follows:

“This Agreement and all existing Equity Grants represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral including, but not limited to, that certain Employment Agreement between the Company and the Executive, dated January 5, 2009, which is hereby terminated and superseded in its entirety.  No modification or amendment to this Agreement will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in the Executive’s duties, salary or compensation will not affect the validity or scope of this Agreement.  The Executive understands and agrees that the Company may, in its sole discretion, amend or terminate any Company-sponsored Executive benefit plans.”

9. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

10. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

11. Governing Law. This Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.

12. Amendment. Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and the Executive.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

MEERA RAO	MONOLITHIC POWER SYSTEMS, INC.

/s/ Meera Rao	/s/ Michael Hsing
Signature	Signature

Meera Rao	Michael Hsing
Print Name	Print Name

President and CEO
Print Title

(Signature page to Amendment to Meera Rao Employment Agreement)